Exhibit 15.1

KPMG LLP 12 Marina View #15-01 Asia Square Tower 2 Singapore 018961	Telephone Fax Internet	+65 6213 3388 +65 6225 0984 kpmg.com.sg

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kenon Holdings Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-201716) on Form S-8 of our report dated April 2, 2025, with respect to the consolidated financial statements of Kenon Holdings Ltd. and subsidiaries.

KPMG LLP
Public Accountants and
Chartered Accountants

Singapore
March 30, 2026

KPMG LLP (Registration No. T08LL1267L), an accounting limited liability partnership registered in Singapore under the Limited Liability Partnerships Act 2005 and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.